EXHIBIT 99.A.1


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                AUTEO MEDIA, INC.
                              AT $.14 NET PER SHARE
                                       BY

                                AUTEO MEDIA, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., SEATTLE, WA TIME, ON WEDNESDAY, AUGUST 28, 2002, UNLESS THE OFFER IS EXTENDED.

     WE ARE MAKING AN OFFER (THE "OFFER") TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF AUTEO MEDIA, INC. (THE "COMMON STOCK"), (THE "SHARES") FOR $.14 NET PER SHARE IN CASH.

     AT A MEETING HELD ON JULY 24, 2002, THE BOARD OF DIRECTORS OF AUTEO MEDIA, ACTING IN PART UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF DIRECTORS OF THE BOARD OF DIRECTORS (THE "SPECIAL COMMITTEE"), BY UNANIMOUS VOTE (I) DETERMINED THAT THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF AUTEO MEDIA, (II) APPROVED THE OFFER, AND
(III) RECOMMENDED THAT THE STOCKHOLDERS OF AUTEO MEDIA ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

                                    IMPORTANT

     Any stockholder wishing to tender Shares in this Offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares"; or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if such stockholder wishes to tender such Shares.

     Any stockholder who wishes to tender Shares but cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the date on which the Offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 --
"Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent. Stockholders may also contact their broker, dealer, commercial bank and trust company or other nominee for assistance concerning the Offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

                     The Information Agent for the Offer is:

                                Transfer Online.

              The date of this Offer to Purchase is July 29, 2002.

     A SUMMARY TERM SHEET DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 4. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET..................................................    1
INTRODUCTION........................................................    4
SPECIAL FACTORS.....................................................    5
THE TENDER OFFER....................................................    9
     1.  Terms of the Offer.........................................    9
     2.  Acceptance for Payment and Payment for Shares..............   10
     3.  Procedures for Accepting the Offer and Tendering
         Shares.....................................................   12
     4.  Withdrawal Rights..........................................   15
     5.  Material U.S. Federal Income Tax Considerations............   16
     6.  Price Range of Shares; Dividends...........................   17
     7.  Certain Information Concerning Auteo Media.................   17
     8.  Selected Financial Information.............................   18
     10. Source and Amount of Funds.................................   19
     11. Background of the Offer....................................   19
     13. Purpose of the Offer; Plans for Auteo Media................   19
     14. Certain Effects of the Offer...............................   20
     15. Dividends and Distributions................................   21
     16. Extension of Tender Period; Termination;
         Amendment..................................................   21
     17. Certain Conditions of the Offer............................   22
     18. Certain Legal Matters; Regulatory Approvals................   24
     19. State Takeover Laws........................................   25
     20. Rights Of Dissenting Stockholders..........................   25
     21. Fees and Expenses..........................................   25
     22. Miscellaneous..............................................   25
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF AUTEO MEDIA AND
  OTHER PERSONS.....................................................   26
SCHEDULE II SELECTED PROVISIONS OF NEVADA LAW GOVERNING
  DISSENTER'S RIGHTS................................................   27

                               SUMMARY TERM SHEET

     Auteo Media, Inc., is offering to purchase all of the issued and outstanding shares of common stock of Auteo Media, Inc., together with the associated rights, for $.14 net per Share in cash. The following are some of the questions you may have, as a stockholder of Auteo Media, followed by answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.


- WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Auteo Media, Inc. We are a Nevada corporation formed for the purpose of engaging in the internet auto information business. See Section 7 -- "Certain Information Concerning Auteo Media."


- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the issued and outstanding shares of common stock of Auteo Media. See "Introduction."


- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $.14 per share, net to you, in cash. If you are the record owner of your Shares and you tender your Shares directly to Transfer Online, 227 SW Pine Street, Suite 300 Portland OR 97204 (the "Depositary") in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. Auteo Media will not be responsible for any such fees. You should consult your broker or nominee to determine whether any charges will apply. See
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."


- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will require approximately $1.03 million dollars to purchase all Shares validly tendered and not withdrawn in the Offer, to repay certain outstanding indebtedness of Auteo Media and to pay transaction-related expenses. We currently have $1.1 million dollars in our bank account, and other current assets and receivables of one hundred thousand dollars, sufficient to meet the obligations of this offer. See Section 10 -- "Source and Amount of Funds."


- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

     You will have at least until 5:00 p.m., Seattle, WA time, on Wednesday, August 28, 2002, which is the scheduled expiration date of the Offer, to decide and act on whether to tender your Shares in the Offer, unless we decide to extend the offering period or provide a subsequent offering period. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We can extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer. In addition, we may accept and purchase all of the Shares tendered in the initial offering period and notify stockholders of our intent to provide a "subsequent offering period" of 15 business days or less. See Section 1 -- "Terms of the Offer."


- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Seattle, WA time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 -- "Terms of the Offer."


- WHAT IS THE MOST SIGNIFICANT CONDITION TO THE OFFER?

     The Offer is not subject to any significant condition. See Section 1 -- "Terms of the Offer" and Section 17 -- "Certain Conditions of the Offer."


- HOW DO I TENDER MY SHARES?

     To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to the Depositary at the address listed on the back cover of this Offer to Purchase, not later than the time the Offer expires. If your broker holds your Shares in street name, the Shares can be tendered by your broker through the Depositary. If you cannot get any document or instrument that is required to be delivered to the Depositary by the expiration of the Offer, you may get extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three business days following expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three business-day period. See
Section 3 -- "Procedure for Accepting the Offer and Tendering Shares."


- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by August 28, 2002, you can withdraw them at any time after such time until we accept Shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1 of this Offer to Purchase, if one is included. See Section 1 -- "Terms of the Offer" and Section 4 -- "Withdrawal Rights."

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4 -- "Withdrawal Rights." Withdrawals of Shares may not be rescinded. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."


- WHAT DOES THE BOARD OF DIRECTORS OF AUTEO MEDIA THINK OF THE OFFER?

     At a meeting held on July 24, 2002, the Board of Directors of Auteo Media, acting in part upon the recommendation of the Special Committee, by unanimous vote (i) determined that the Offer is fair from a financial point of view to, and in the best interests of, the stockholders of Auteo Media, (ii) approved the Offer and (iii) recommended that the stockholders of Auteo Media accept the Offer and tender their Shares pursuant thereto.

     The Board of Directors of Auteo Media recommends that you tender your Shares in the Offer. See the "Introduction."


- HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Stockholders who own Shares representing approximately 47% of the issued and outstanding Shares, consisting of the four Officers and Directors of the Company, have agreed to tender their Shares. The Company has not received confirmation of any shareholders who indicated they will not tender their Shares.


- AFTER THE TENDER, WILL AUTEO MEDIA CONTINUE AS A PUBLIC COMPANY?

     We believe that it will. Even though the tender takes place, Auteo Media may continue to be publicly owned because there may be some number of remaining stockholders who do not tender their shares and those shares are all publicly-held Shares that will continue to be eligible to be traded through the NASD OTC Bulletin Board exchange, symbol "AUTM.OB", or other securities exchange, provided Auteo Media continues to make necessary filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 14 -- "Certain Effects of the Offer."


- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     You will continue to own shares in Auteo Media, Inc. The Board of Directors will convene after the offer and determine the best going forward action for the Company and its shareholders. Certain risks will exist since the operations of Auteo Media, Inc. have ceased or have been greatly curtailed. Additionally, Auteo Media must continue to make necessary filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See
Section 14 -- "Certain Effects of the Offer."


- WHAT ARE MY DISSENTERS' RIGHTS?

     We do not believe that dissenters' rights under the General Business and Corporation Law of Nevada (the "Nevada BCL") are available to stockholders of Auteo Media in connection with the Offer. If you do not tender your Shares in the Offer you may not have a right to dissent or demand payment of the judicially appraised fair value of your Shares plus a fair rate of interest, if any, from the date of the Tender. See Section 20 -- "Rights of Dissenting Stockholders."

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On July 26, 2002, the last trading day before we announced the Offer, the last sale price of Auteo Media common stock reported on the OTC Bulletin Board was $.09 per Share. Between January 2, 2002 and July 26, 2002, the closing price of a share of Auteo Media common stock ranged between $.05 and $.25. We advise you to obtain a recent quotation for Shares of Auteo Media common stock in deciding whether to tender your Shares. See Section 6 -- "Price Range of Shares; Dividends."


- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Transfer Online, the Information Agent and Depository company at 503-227-2950. See the back cover of this Offer to Purchase.


To the Holders of Shares of Common Stock of Auteo Media, Inc.:

                                  INTRODUCTION

     Auteo Media, Inc., a Nevada corporation ("Auteo Media"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (which we refer to as the "Common Stock"), of Auteo Media (the "Shares"), at a price of $.14 per Share, net to the seller in cash (such amount is sometimes referred to in this Offer to Purchase as the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (collectively, the "Offer").

     If you are a record owner of Shares and tender directly to the Depositary, you will not be obligated to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Auteo Media pursuant to the Offer. If you hold your Shares through a broker or bank, you should consult such institution as to whether it charges any service fees. Auteo Media will pay all charges and expenses of the Depositary incurred in connection with the Offer but will not be responsible for charges or service fees through your broker or bank. See Section 21 -- "Fees and Expenses."

     At a meeting held on July 24, 2002, the Board of Directors of Auteo Media, acting in part upon the recommendation of the Special Committee of outside, non-employee directors or our company, has by unanimous vote (i) determined that the Offer is fair from a financial point of view to, and in the best interests of, the stockholders of Auteo Media, (ii) approved the Offer and (iii) recommended that the stockholders of Auteo Media accept the Offer and tender their Shares pursuant thereto.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                 SPECIAL FACTORS


BACKGROUND OF THE OFFER

     In the spring of 2002, following a significant decline in Auteo Media stock price and a decline in growth in business and operations, Auteo Media Board of Directors investigated various strategic alternatives available to Auteo Media to improve stockholder value. At a meeting of Auteo Media Board of Directors in May 2002, the company's Chairman presented his analysis of, and recommendations with respect to, various strategic alternatives, including the possibility of selling the assets of Auteo Media. At the same meeting, Mr. Van Leeuwen advised the Auteo Media Board of Directors that, following the decline in Auteo Media stock price, Auteo Media began discussions with a large organization having an affiliation to the Company concerning a possible acquisition of Auteo Media's principal asset, and also exploring management's interest in participating in any such transaction. Auteo Media Board of Directors determined, that it would be appropriate under the circumstances to evaluate and negotiate any such acquisition proposals that may be received from the prospective buyer.

     The prospective buyer conducted due diligence on Auteo Media and explored alternatives for several weeks. Auteo Media continued discussions with the prospective buyer over Several weeks, and were able to reach an agreement in principle with the prospective buyer on price and certain other material terms. These discussions concluded in mid-June 2002.

     The Board appointed a Special Committee, consisting of outside, non-employee members of the Board, to prepare a financial analysis of the proposed transaction and rendered its verbal opinion to the effect that, on the basis of its analysis, the consideration per Share to be received by the public stockholders of Auteo Media in the Offer was fair to them from a financial point of view. The Special Committee unanimously (i) determined that the Offer is fair from a financial point of view to, and in the best interests of, the unaffiliated stockholders of Auteo Media, (ii) approved the Offer and (iii) recommended that the stockholders of Auteo Media accept the Offer and tender their Shares pursuant thereto.

     Auteo Media Board of Directors met after the meeting of the Special Committee on July 24, 2002. At Auteo Media Board of Directors meeting, the Special Committee recommended that Auteo Media Board of Directors authorize and approve the transactions contemplated thereby, including the Offer. Following discussion with the Special Committee members and their financial and legal advisors, the Auteo Media Board of Directors accepted the Special Committee's recommendations and unanimously (i) determined that the Offer is fair from a financial point of view to, and in the best interests of, the stockholders of Auteo Media, (ii) approved the Offer and (iii) recommended that the stockholders of Auteo Media accept the Offer and tender their Shares pursuant thereto.

        RECOMMENDATION OF THE SPECIAL COMMITTEE AND AUTEO MEDIA BOARD OF
                DIRECTORS OF AUTEO MEDIA; FAIRNESS OF THE OFFER

     The Special Committee. The Special Committee has by unanimous vote (i) determined that the Offer is fair from a financial point of view to, and in the best interests of, the unaffiliated stockholders of Auteo Media, (ii) approved the Offer and (iii) recommended that the stockholders of Auteo Media accept the Offer and tender their Shares pursuant thereto.

     The recommendation of the Special Committee is based in part on the oral opinion delivered by the Special Committee of Auteo Media Board of Directors on July 24, 2002, to the effect that, as of such date, and based on its analyst and opinion, the price per Share of $.14 to be received by the holders of the Shares in the Offer was fair to such unaffiliated holders, from a financial point of view.

     In making the determinations and recommendations described above, the Special Committee considered a number of factors, including, without limitation, the following:

     - the price to be paid for each Share in the transaction represents (a) a premium of approximately 50% over the closing sale price of $.09 on the OTC Bulletin Board on July 23, 2002 (the trading day immediately prior to the date on which the Special Committee and Auteo Media Board of Directors approved the transaction), and (b) a premium of approximately 40% over the average closing sale price of $.10 for the 90 trading days prior to July 23, 2002;

     - the belief of the Special Committee and Auteo Media Board of Directors, on the basis of information available to them, that the price to be paid in the Offer fairly reflects Auteo Media value in the current business environment;

     - Auteo Media business, its current financial condition and results of operations, and its future prospects, and current industry, market and economic conditions and trends, and the belief of the Special Committee and Auteo Media Board of Directors that the transactions contemplated by the offer represent, at this time, the best means to maximize stockholder value;

     - Auteo Media current cash position and liquidity needs, the terms, cost and maturity of its existing credit arrangements, and the uncertainty as to whether sufficient debt or equity financing is likely to be available on terms that are favorable to Auteo Media and that will enable Auteo Media to meet its growth objectives;

     - possible alternatives available to Auteo Media, including continuing the business operations of Auteo Media, finding a new auto related business to acquire or develop and seeking additional debt or equity financing to fund future growth, which the Special Committee and Auteo Media Board of Directors determined was subject to significant risks and uncertainties with respect to the availability and cost of additional capital and the possible dilution to existing stockholders of any equity financing;

     - the fact that the $.14 per Share to be received by stockholders in the Offer represents approximately a 50% increase over the $.09 price of the company's shares in thee OTC Bulletin Board market, which is very thinly and sporadically traded, in any event;

     The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Offer, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Special Committee may have given different weights to different factors.

     Upon its review of the Special Committee's report and acting upon the unanimous recommendation of the Special Committee, Auteo Media Board of
Directors:

     - determined that the Offer is fair from a financial point of view to, and in the best interests of, the stockholders of Auteo Media,

     -  approved the Offer, and

     - recommended that the stockholders of Auteo Media accept the Offer and tender their shares pursuant thereto.

     In making this determination, the members of Auteo Media Board of Directors considered and agreed with the Special Committee's analysis of the Offer and each of the factors considered by the Special Committee. In view of the variety of such factors, Auteo Media Board of Directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to, the factors considered or determine that any factor was of particular importance in reaching its determination that the Offer was fair to, and in the best interests of, the stockholders. Rather, Auteo Media Board of Directors viewed its determination as being based upon the totality of the information presented to and considered by it.

     THE AFFILIATE STOCKHOLDERS' POSITION AS TO THE FAIRNESS OF, AND REASONS FOR, THE OFFER

     The Affiliate Stockholders' Position as to the Fairness of the Offer. The rules of the SEC require the Affiliate Stockholders to express their belief as to the fairness of the Offer to Auteo Media unaffiliated stockholders.

     The Affiliate Stockholders were not members of, and did not participate in the deliberations of, the Special Committee. Based on their beliefs regarding the reasonableness of the conclusions and analyses of the Special Committee, the Affiliate Stockholders concurred with the conclusions and analyses of the Special Committee described above and believe that the Offer are fair to Auteo Media unaffiliated stockholders. In making this determination, the Affiliate Stockholders considered the same factors considered by the Special Committee and the Board of Directors.

     In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the Offer to Auteo Media unaffiliated stockholders, and the complexity of these matters, the Affiliate Stockholders did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, the Affiliate Stockholders have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

     The Affiliate Stockholders' Reasons for the Offer. The Affiliate Stockholders believe that the Offer will enable Auteo Media stockholders to receive a cash price for their shares which fairly reflects their value. The Affiliate Stockholders, through their continuing equity interest in Auteo Media desired to share in the future growth of Auteo Media, subject to the risks of such continuing equity interest.

     POSITION OF AUTEO MEDIA AS TO THE FAIRNESS OF, AND REASONS FOR, THE OFFER

     The rules of the SEC require Auteo Media to express their belief as to the fairness of the Offer to Auteo Media unaffiliated stockholders. Based on their beliefs regarding the reasonableness of the conclusions and analyses, Auteo Media Board of Directors believe that the Offer is fair to unaffiliated stockholders of Auteo Media.

     ALTERNATIVES CONSIDERED

     Since the Fall of 2001, Auteo Media has considered a variety of strategic alternatives for Auteo Media to improve stockholder value. The Board of Directors has considered options of; conducting fund raising activities that would result in a dilutive result to shareholders but may result in revenue growth, stopping certain operations to conserve cash but may result in less overall corporate value and soliciting an acquisition offer for the Company or all or part of its assets. AFter conducting their financial due diligence and exploring possible financing alternatives, activities resulting in stopping certain expansion activities, it was decided that soliciting possible acquisition candidates would be pursued. After numerous discussions and negotiations, on July 15, 2002, Auteo Media sold substantially all of its assets to the Trader Publishing Company for $1.5 million in cash less certain holdbacks. The remaining operations cannot be operated profitably and have therefore been stopped or significantly curtailed. The Special Committee decided that give market and economic conditions and the in ability of Auteo Media of competing without its acquired assets, it was decided that its Shareholders unwilling to participate in any going forward activities of the Company should be able to tender their shares at a fair rate in relation to funds received in the asset acquisition.. See "-- Background and Purpose of the Offer."

     PURPOSE AND STRUCTURE OF THE OFFER.

     The purpose of the Offer is to acquire control of, and the majority of equity interest in, Auteo Media. The transaction is structured to provide liquidity and fair value for the Shares, while providing for the continuity and stability of the corporate and public structure of Auteo Media for any shareholders who do not participate in the Offer.


                                THE TENDER OFFER

1.   TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Auteo Media will accept for payment and pay for all Shares validly tendered on or before the Expiration Date and not properly withdrawn as permitted under Section 4 -- "Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., Seattle, WA time, on Wednesday, August 28, 2002. If Auteo Mediaextends the deadline for tendering Shares, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is unconditional, except as to those other conditions described in Section 17 -- "Certain Conditions of the Offer."

     Extension of the Offer. Auteo Media expressly reserves the right, in its sole discretion but subject to the applicable rules and regulations of the SEC, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and will remain tendered, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See
Section 4 -- "Withdrawal Rights."

     Auteo Media may (i) at its sole discretion, extend the Offer for any reason for up to a maximum of 10 additional business days, Shares; (ii) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC applicable to the Offer

     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., Seattle, WA time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Auteo Media may choose to make any public announcement, Auteo Media shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     If Auteo Media makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Auteo Media will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Auteo Media decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Auteo Media will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a federal holiday or a day on which the NYSE is closed.


2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Auteo Media will accept for payment, purchase and pay for all Shares which have been validly tendered and not withdrawn pursuant to the Offer promptly following the expiration of the Offer. Auteo Media expressly reserves the right to delay the acceptance for payment of or the payment for any tendered Shares in order to comply in whole or in part with any applicable laws. See
Section 18 -- "Certain Legal Matters; Regulatory Approvals."

     For purposes of the Offer, Auteo Media will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Auteo Media gives oral or written notice to the Depositary of Auteo Media's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by Auteo Media who will transmit payments to tendering stockholders whose Shares have been accepted for payment.

     Under no circumstances will Auteo Media pay interest on the purchase price for the Shares.

     In all cases, Auteo Media will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares"; (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required pursuant to the Letter of Transmittal.

     "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Auteo Media may enforce that agreement against the participant.

     If Auteo Media does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Auteo Media increases the Offer Price, Auteo Media will pay the Offer Price, as increased, to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in the Offer Price.

     Auteo Media reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Auteo Media of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tenders. To validly tender Shares pursuant to the Offer either:

         (i) (A) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase; and

             (B) either (x) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (y) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or the expiration of the subsequent offering period, as the case may be; or

         (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or the expiration of the subsequent offering period, as the case may be; or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate for unpurchased Shares is to be issued or returned to, a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by an appropriate duly executed stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the stockholder's Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

         (i) the tender is made by or through an Eligible Institution;

         (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Auteo Media, on or before the Expiration Date; and

         (iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three business days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Auteo Media. Guaranteed delivery procedures are not available in the subsequent offering period.

     Notwithstanding any other provision of the Offer, Auteo Media will pay for Shares only after timely receipt by the Depositary of Share Certificates representing, or Book-Entry Confirmation with respect to, the Shares; a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Auteo Media in its sole discretion, which determination will be final and binding on all parties. Auteo Media reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Auteo Media also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder of Auteo Media, whether or not similar defects or irregularities are waived in the case of other stockholders of Auteo Media.

     Auteo Media's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither Auteo Media, nor any of its affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Auteo Media as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Auteo Media and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, Auteo Media accepts such Shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such stockholder, (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Auteo Media will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of Auteo Media stockholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Auteo Media or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of Auteo Media stockholders.

     Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the amount of any payments made to stockholders of Auteo Media (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), pursuant to the Offer may be subject to backup withholding tax at a rate of 30%. To avoid backup withholding tax with respect to payments made pursuant to the Offer each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number or social security number and certify under penalties of perjury that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary and/or Company is required to withhold 30% of any payments made to such stockholder. See Instruction 8 of the Letter of Transmittal.

     Tender Constitutes Agreement. Auteo Media's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Auteo Media and the tendering stockholder upon the terms and subject to the conditions of the Offer.


4.   WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time before the Expiration Date and (ii) unless theretofore accepted for payment by Auteo Media pursuant to the Offer, at any time after August 28, 2002 (or such later date as may apply if the Offer is extended). Shares may not be withdrawn during any subsequent offering period. See Section 1 --"Terms of the Offer."

     If Auteo Media amends the Offer by extending the deadline for tendering Shares, is delayed in its acceptance for payment of or the payment for any tendered Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Auteo Media's rights under the Offer, the Depositary may, nevertheless, on behalf of Auteo Media, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or, in the case of an Eligible Institution, a facsimile transmission, notice of withdrawal must be timely received by the Depositary at its address or facsimile number, as the case may be, as set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if
different  from  that  of  the  person  who  tendered  such  Shares.   If  Share
Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Auteo Media, in its sole discretion, which determination will be final and binding. None of Auteo Media, its affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


5.   MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The receipt of cash pursuant to the Offer will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a tendering stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis for the Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the tendering stockholder held such Shares for more than one year or will be short term if, as of such date, the stockholder held such Shares for one year or less.

     The foregoing discussion may not be applicable to certain types of stockholders of Auteo Media, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporation, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).

     The summary of material U.S. federal income tax considerations set forth above is included for general information only and is based on the law as currently in effect. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6.   PRICE RANGE OF SHARES; DIVIDENDS

     The Shares began trading on the NASD OTC Bulletin Board under the symbol "AUTM" on March of 2000. The following table sets forth, for the periods indicated, the high and low closing sale prices per Share. Share prices are as reported on the NYSE based on published financial sources. To date, Auteo Media has never declared or paid cash dividends on the Shares.

                             AUTEO MEDIA, INC.


                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year 2000
  First Quarter.............................................   $8.25   $8.00
  Second Quarter............................................    8.25    4.00
  Third Quarter.............................................    5.25    2.12
  Fourth Quarter............................................    2.28    1.26
Fiscal Year 2001
  First Quarter.............................................   $1.56   $0.50
  Second Quarter............................................    0.79    0.09
  Third Quarter.............................................    0.31    0.06
  Fourth Quarter............................................    0.32    0.06
Fiscal Year 2002
  First Quarter (through June 3)............................   $0.19   $0.07


     As of July 25, 2002, 7,346,481 Shares were issued and outstanding. On July 26, 2002, the last full day of trading before the public announcement of the Offer, the closing price of the Shares on the OTC Bulletin Board was $.09 per Share.

     Stockholders are urged to obtain a current market quotation for the Shares.


7.   CERTAIN INFORMATION CONCERNING AUTEO MEDIA

     Auteo Media is a Nevada corporation with its principal offices located at 22125 17th Ave SE #105, Bothell WA 98021. The telephone number of Auteo Media is 425-415-1694 x222.

     According to Auteo Media Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, Auteo Media operated an auto dealer Internet business specializing in data collection, digital photography and window label printing and other services for used autos, under the "Auteo Media" name.

     Available Information. Auteo Media is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Auteo Media's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.   SELECTED FINANCIAL INFORMATION

     Historical. This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Auteo Media Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the notes thereto. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operation) is included in this report and other documents filed by Auteo Media with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "Certain Information Concerning Parent and Other Persons."


                                AUTEO MEDIA, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                       Period Ended
                                                 Dec. 31           Dec. 31
                                                  2000              2001
Income Statement Data
    Revenues                                    $ 897,678         $1,530,678
    Net income (loss)                           $(536,766)        $ (356,480)
    Net loss per share- basic and diluted       $  ($0.10)        $   ($0.06)

                                                 Mar. 31           Dec. 31
                                                  2002              2001
Balance Sheet Data
    Working capital                              $ 94,044         $  126,181
    Total assets                                 $415,609         $  442,149
    Stockholder's equity                         $188,475         $  217,892

     Except as otherwise stated in this Offer to Purchase, the information concerning Auteo Media contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although Auteo Media has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Auteo Media takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Auteo Media to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Auteo Media.

     Certain Projections. Auteo Media does not, as a matter of course, make public any forecasts as to its future financial performance.

10.  SOURCE AND AMOUNT OF FUNDS

     The aggregate amount of funds required by Auteo Media to purchase all Shares Outstanding and validly tendered and not withdrawn in the Offer and expenses is expected to be approximately $1.03 million, of which a maximum of approximately $1.028 million could be required to purchase all Shares that could be tendered in the Offer.

     Auteo Media currently has in its bank account all such funds Necessary to pay all required funds for indebtedness and to purchase all outstanding shares of the company in the Offer.


11.  BACKGROUND OF THE OFFER.

     On July 15, 2002, Auteo Media closed a transaction for the sale of its assets to Trader Publications for the cash sum of $1,500,000.00 less certain holdbacks.

     The Board of Directors resolved that current operations of Auteo Media, Inc. be stopped or significantly curtailed to conserve cash and guarantee available funds to satisfy the cash needs of a Tender Offer.

     Effective and of day July 15, 2002, Auteo Media, Inc. terminated the two remaining employees of the Company and accepted the resignation of its President, Ronald Clayton. The Company signed a licensing agreement with Mr. Clayton for a one year, non-exclusive right to use certain software in exchange for an up-front payment and other consideration. Mr. Clayton left the company without dispute or any claim or action. The remaining two officers of the Company will continue to execute all such actions required to conduct its business affairs.

     The Board of Directors resolved to distribute the sum of $1,028,507,34 to its shareholders through a buy back of outstanding shares using a statutory tender offer. It was also resolved to hire a financial consultant who can advise and potentially implement a going arrangement for the Company for shareholders not tendering their shares.


13.  PURPOSE OF THE OFFER; PLANS FOR AUTEO MEDIA

     Purpose of this Offer. The purpose of the offer is allow shareholders of record with Auteo Media, Inc. a vehicle to tender their shares directly to the Company in exchange for a fair market value for such shares. Predicated upon the cash acquisition of substantially all assets of Auteo Media's primary business operations it was decided by the Board of Directors that shareholders should be allowed to benefit from this transaction.

     Plans for Auteo Media. Currently, there are no employees or revenue earning operations in Auteo Media, Inc. Two officers and its Board of Directors continue to operate the Company. Predicated upon the cash acquisition of substantially all assets of Auteo Media's primary business operations it was determined that the Company could not compete well in its remaining business and could not operate these profitably. Auteo Media may therefore become a "Shell" corporation. It is possible, but not likely that Auteo Media will attempt to continue in the business of providing certain Internet services to automotive dealerships. Shareholders and interested parties must also consider certain risks involved in electing to continue as a shareholder of Auteo Media, Inc. Auteo Media, Inc. makes no guarantees that the Company will continue as a publicly traded entity or will continue at all.

     Except as otherwise set forth in this Offer, it is anticipated that, the business Operations of Auteo Media, Inc. will be continued by potentially new management and potentially new Officers and Directors. Upon completion of the Offer, its Directors intend to conduct a detailed review of Auteo Media and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, the Directors and management will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

     The Shares are currently traded on the OTCBB. Following the consummation of the offer, Shares not tendered as part of this may continue to be listed on the OTCBB. Auteo Media must continue to make necessary filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 14 -- "Certain Effects of the Offer."

     Except as described in this Offer Auteo Media, Inc does not have any any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, or (ii) a purchase, sale or transfer of a material amount of assets of Auteo Media.

     The Board of Directors resolved to distribute the sum of $1,028,507,34 to its shareholders through a buy back of outstanding shares using a statutory tender offer.

     The Offer formally commenced on the date of this Offer to Purchase.


14.  CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, and the Issuer's continued filings of requisite reports under the Securities Exchange Act of 1934, the Shares may no longer be traded on the OTC Bulletin Board. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, and other factors. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the OTC Bulletin Board, the market for the Shares could be adversely affected.

     It is possible that the Shares will continue to trade on the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of Auteo Media to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Auteo Media to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Auteo Media, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Auteo Media and persons holding "restricted securities" of Auteo Media to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be be eligible for trading on the OTC Bulletin Board.


15.  DIVIDENDS AND DISTRIBUTIONS

     Auteo Media does not anticipate and dividends or distributions of any nature, other than the cash available for payment in this Offer.


16.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     Extension of Tender Period. The Board of Directors of Auteo Media may, in its discretion (i) extend the Offer for up to a maximum of 30 additional business days; or (ii) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC applicable to the Offer.

     A subsequent offering period, if one is included, is not an extension of the Offer. A subsequent offering period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered into the Offer.

     Termination. No change may be made to the terms and conditions of the Offer which: (i) reduces the number of Shares subject to the Offer; (ii) reduces the price per Share to be paid pursuant to the Offer; (iii) changes the form of consideration payable in the Offer; or (iv) otherwise amends the Offer in any manner adverse to the holders of Shares.

     In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response.

     Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, to (i) delay acceptance for payment of or the payment of any tendered Shares, (ii) amend the Offer, including extending the deadline for tendering Shares, or (iii) waive any condition, by giving oral or written notice of such amendment, termination or waiver to the Depositary. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares as described herein under
Section 4 -- "Withdrawal Rights."

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., Seattle, WA time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.


17.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, pay for, any tendered Shares, if, at any time on before the time of acceptance of such Shares for payment pursuant to the Offer, any of the events listed below occurs, which, in the reasonable judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

         (i) there shall be pending any suit, action or proceeding by any governmental entity: (1) seeking to restrain or prohibit the acquisition by Purchaser of any Shares or the making or consummation of the Offer or resulting in a material delay in or material restriction on the ability of Purchaser to consummate the Offer; (2) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Auteo Media;
     (4) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect its business or operations and its subsidiarie, if any; or (5) which otherwise is reasonably likely to have a Material Adverse Effect;

         (ii) any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to: (1) Auteo Media or any of its respective subsidiaries, if any; or (2) the Offer by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subparagraph (i) above;

         (iii) there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (except for such as may relate to or arise from (1) economic conditions generally in the United States, or (2) the transactions contemplated by this Agreement;

         (iv) there shall have occurred: (1) any general suspension of trading of securities on the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or (3) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

     The conditions set forth above are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of any circumstances giving rise to any condition and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser (or any affiliate of Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

18.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer.

     State Takeover Statutes. A number of states (including Nevada, where Auteo Media is incorporated), have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer. To the extent that certain provisions of these laws purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Purchaser Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent Regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. See Section 19 -- "State Takeover Laws."

     Except for certain notification requirements under Nevada law, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity of applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken by Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16 -- "Extension of Tender Period; Termination; Amendment" and Section 17 -- "Certain Conditions of the Offer."

     Antitrust in the United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements.

19.  STATE TAKEOVER LAWS.

     Auteo Media is incorporated under the laws of the State of Nevada. We do not believe the state takeover laws apply to the Offer. You may refer to NRS
78.378 et seq., of the Nevada BCL (the "Control Share Provision" and the "Interested Shareholder Provision") in this regard.


20.  RIGHTS OF DISSENTING STOCKHOLDERS.

     We do not believe that dissenters' rights under Nevada law are available to stockholders of Auteo Media in connection with our Offer. We are, nevertheless, informing you of the Nevada laws regarding dissenters' rights.

     The preservation and exercise of dissenters' rights requires strict adherence to the applicable provisions of Nevada law. This summary of the rights under Nevada law of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by dissenting stockholders and is qualified in its entirety by reference to NRS 92A.300 et seq., which is attached to this Agreement as Schedule II. Stockholders of Auteo Media who believe they are entitled to exercise dissenters' rights are urged to review carefully the provisions set forth in NRS NRS 92A.300 et seq., and to consult with legal counsel in order to comply with the required procedures.


21.  FEES AND EXPENSES

     Purchaser has retained Transfer Online to be the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent/Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary/Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     The following table presents a current estimate of fees and expenses to be incurred by Purchaser in connection with the Offer.

Depositary/Information Agent:................................  $ 5,000.00


22.  MISCELLANEOUS

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3, and a Schedule 13e-3 pursuant to Rule 13e-3, of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 -- "Certain Information Concerning Autoe Media" above.

                                          Auteo Media, Inc.

July 29, 2002



                                   SCHEDULE I

                  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each person who is a director or executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is c/o Auteo Media, 22125 17th Ave SE #105, Bothell WA 98021. The telephone number of Auteo Media is 425-415-1694 x222. and each such person is a citizen of the United States.


     STEVE VAN LEEUWEN. Mr. Van Leeuwen has been Chairman, Chief Executive Officer and a director of the Company since March 1, 2000. He also currently serves as President. During the past four years, Mr. Van Leeuwen has served as President and Chairman of the Board of TYSA Corporation previous to its merger with Auteo Media, Inc. and Chief Executive Officer and Chairman of Auteo Media, Inc. Previous to this he was the Vice President of Marketing and Business Development for Bard Diagnostic Sciences of Washington.

     KATHLEEN VAN LEEUWEN. Ms. Van Leeuwen is the Treasurer and Corporate Secretary of the Company. During the past two years, Ms. Van Leeuwen has served as Comptroller, Secretary and Director of Auteo Media and TYSA Corporation and held various positions as a Registered Nurse and nursing management.

     ALBERT JAMES. Mr. James is a Director of the Company and a private investor and currently serves as a general partner in several real estate projects in the Western United States. >From 1982 to November 1997, Mr. James served as Managing Partner of Bellevue Associates, a commercial real estate management company. He served as Secretary and Treasurer of Anthony's Restaurants, a regional chain of restaurants, from 1976 to June 1995, and, from 1981 to March 1994, Mr. James served as Vice President of Alpine Industries, a window and laminated glass-manufacturing company. In 1957, Mr. James founded a discount drug and cosmetic business that merged with a chain of discount retail drug stores, which was ultimately sold to Payless Drug Stores Northwest in 1969. Mr. James received a B.S. degree in Pharmacy from the University of Washington.



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     MICHAEL MORRISON.  Mr. Morrison is a Director of the Company and a Attorney
and Counselor at law; admitted to bar, 1976, California; 1977, Nevada, U.S. Tax Court and U.S. Customs Court; 1978, District of Columbia. U.S. Air Force Academy (B.S.,Engineering Management, 1968); University of the Pacific, McGeorge School
of  Law  (J.D.,   1976).   Phi  Delta  Phi.  Law  Clerk,   Chief   Justice  E.M.
Gunderson,Nevada Supreme Court, 1976-1977. Senior Law Clerk, Chief Justice Cameron Batjer, 1977-1978. Legal Advisor, 1978, and Chief Legal Advisor, 1979, Nevada Supreme Court. Member: 1978 -- and Chairman, 1980 and 1984, Nevada Liquefied Petroleum Gas Board. Director and Member, Nevada Innovation Technology and Entrepreneur Council, 1989 -- . Member, National Panel of Arbitrators, American Arbitration Association, 1990 --. Member: Washoe County and American (Member, Business Section) Bar Associations; The District of Columbia Bar; State Bar of California; State Bar of Nevada. [Capt., U.S. Air Force, 1963-1971].



                                   SCHEDULE II

         SELECTED PROVISIONS OF NEVADA LAW GOVERNING DISSENTER'S RIGHTS


                           RIGHTS OF DISSENTING OWNERS



     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS
92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
     (Added to NRS by 1995, 2086)

     NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
     (Added to NRS by 1995, 2087)

     NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.
     (Added to NRS by 1995, 2087)

     NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
     (Added to NRS by 1995, 2087; A 1999, 1631)

     NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
     (Added to NRS by 1995, 2087)

     NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
     (Added to NRS by 1995, 2087)



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


     NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
     (Added to NRS by 1995, 2087)

     NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
     (Added to NRS by 1995, 2087)

     NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
     (Added to NRS by 1995, 2087)

     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
     (Added to NRS by 1995, 2088)

     NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
     (Added to NRS by 1995, 2088)

     NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

     NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
     (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:
         (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or
         (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
     (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.
     (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
     2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
     (Added to NRS by 1995, 2087; A 2001, 1414, 3199)



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


     NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
         (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
             (I) The surviving or acquiring entity; or
             (II)Any other entity which,  at the  effective  date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or
         (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
             (b).
     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
     (Added to NRS by 1995, 2088)

     NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
     (Added to NRS by 1995, 2089)

     NRS 92A.410 Notification of stockholders regarding right of dissent.
     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
     (Added to NRS by 1995, 2089; A 1997, 730)

     NRS 92A.420 Prerequisites to demand for payment for shares.
     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (b) Must not vote his shares in favor of the proposed action.
     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2089; 1999, 1631)

     NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
     (Added to NRS by 1995, 2089)

     NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.
     1. A stockholder to whom a dissenter's notice is sent must:
     (a) Demand payment;
     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
     (c) Deposit his certificates, if any, in accordance with the terms of the notice.
     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
     (Added to NRS by 1995, 2090; A 1997, 730)

     NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
     (Added to NRS by 1995, 2090)



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


     NRS 92A.460 Payment for shares: General requirements.
     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
     (a) Of the county where the corporation's registered office is located; or
     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
     2. The payment must be accompanied by:
     (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
     (b) A statement of the subject corporation's estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated;
     (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and
     (e) A copy of NRS 92A.300 to 92A.500, inclusive.
     (Added to NRS by 1995, 2090)

     NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.
     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
     (Added to NRS by 1995, 2091)

     NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.
     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
     (Added to NRS by 1995, 2091)

     NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     2. A subject  corporation  shall  commence the  proceeding  in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
     (Added to NRS by 1995, 2091)


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


     NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
     (Added to NRS by 1995, 2092)


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


Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Auteo Media stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                                 TRANSFER ONLINE


        BY REGULAR MAIL              BY HAND            BY OVERNIGHT COURIER


                227 SW Pine Street, Suite 300 Portland OR 97204
                              Phone: 503.227.2950
                               Fax: 503.227.6874


Any questions or requests for assistance or additional copies of the prospectus, the Letter of Transmittal and the notice of guaranteed delivery and related tender offer materials may be directed to the Information Agent at the telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                 TRANSFER ONLINE





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